EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements Form S-8 (No. 333-133017, 333-125141, and 333-115597) pertaining to the Barrier Therapeutic Inc. 2004 Stock Incentive Plan and Barrier Therapeutics Inc. Employee Stock Purchase Plan and in the Registration Statement Form S-3 (No. 333-134214) of our reports dated March 7, 2008 with respect to the consolidated financial statements and schedule of Barrier Therapeutics, Inc. and the effectiveness of internal control over financial reporting of Barrier Therapeutics, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ Ernst & Young LLP

MetroPark, New Jersey

March 10, 2008